                                                                      EXHIBIT 2




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                        COMMON STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               MLC HOLDINGS, INC.

                                      AND

                                TC LEASING, LLC




                                OCTOBER 23, 1998

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


                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----

1.  Authorization and Closing.............................................................1
            1A.   Authorization of the Common Stock.......................................1
            1B.   Purchase and Sale of the Shares.........................................1
            1C.   The Closing.............................................................1

2.  Deliveries at Closing.................................................................1
            2A.   The Company's Deliveries at Closing.....................................1
            2B.   Purchaser's Deliveries at the Closing...................................3

3.  Definitions...........................................................................3
            3A.   Definitions.............................................................3

4.  Covenants.............................................................................8
            4A.   Financial Statements and Other Information..............................8
            4B.   Restrictions...........................................................10
            4C.   Public Disclosures.....................................................10
            4D.   Use of Proceeds........................................................11
            4E.   Payment of Bonuses to Norton...........................................11
            4F.   Confidentiality........................................................11
            4G.   Filings................................................................11
            4H.   Mergers or Consolidations..............................................12
            4I.   Material Decisions.....................................................12
            4J.   Super Majority Board Approval..........................................12
            4K.   Compensation Committee.................................................13
            4L.   Determination Letter...................................................13
            4M.   Transfer Agent Restriction.............................................13

5.          Representations and Warranties of the Company................................13
            5A.   Organization, Corporate Power and Licenses.............................13
            5B.   Capitalization and Related Matters.....................................14
            5C.   Subsidiaries...........................................................14
            5D.   Authorization; No Breach...............................................15
            5E.   SEC Documents and Financial Statements.................................15
            5F.   Reports with the SEC...................................................16
            5G.   Absence of Undisclosed Liabilities.....................................16
            5H.   Absence of Certain Developments........................................16
            5I.   Properties.............................................................17
            5J.   Assets.................................................................18
            5K.   Tax Matters............................................................18
            5L.   Brokerage..............................................................20

            5M.   Employees..............................................................20
            5N.   ERISA..................................................................20
            5O.   Compliance with Laws...................................................22
            5P.   Environmental, Health, and Safety Matters..............................22
            5Q.   Affiliated Transactions................................................23
            5R.   Contracts and Commitments..............................................23
            5S.   Intellectual Property..................................................25
            5T.   Litigation.............................................................25
            5U.   Year 2000..............................................................25
            5V.   Disclosure.............................................................26

6.  Representations and Warranties of Purchaser..........................................26
            6A.   Organization and Power of Purchaser....................................26
            6B.   Authorization; No Breach...............................................26
            6C.   Brokerage..............................................................27
            6D.   Purchaser's Investment Representations.................................27

7.  Termination..........................................................................27
            7A.   Termination............................................................27

8.  Representations and Warranties.......................................................28
            8A.   Survival of Representations and Warranties.............................28
            8B.   Indemnification........................................................28

9.  Miscellaneous........................................................................28
            9A.   Expenses...............................................................28
            9B.   Consent to Amendments..................................................28
            9C.   Successors and Assigns.................................................28
            9D.   Severability...........................................................28
            9E.   Counterparts...........................................................29
            9F.   Descriptive Headings; Interpretation...................................29
            9G.   Governing Law..........................................................29
            9H.   Notices................................................................29
            9I.   No Strict Construction.................................................30
            9J.   Entire Agreement.......................................................30


EXHIBITS:

Exhibit 2A(ii)    --   Amendment to By-Laws
Exhibit 2A(iv)    --   Form of Legal Opinion of Alston & Bird, L.L.P.
Exhibit 2A(v)     --   Form of Legal Opinion of Geltner & Associates, P.C.
Exhibit 2A(vii)   --   Amendment to the Company's 1998 Long-Term Incentive Plan
Exhibit 2B(iv)    --   Form of Legal Opinion of Kirkland & Ellis

                        COMMON STOCK PURCHASE AGREEMENT


                 THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of October 23, 1998, by and between MLC Holdings, Inc., a Delaware corporation (the "Company"), and TC Leasing, LLC, a Delaware limited liability company (the "Purchaser"). Capitalized terms used herein are defined in
Section 3A hereof.

                 The parties hereto agree as follows:

                 Section 1.  Authorization and Closing.

                 1A.      Authorization of the Common Stock.  The Company has
authorized the issuance and sale to Purchaser of 1,111,111 shares (the "Shares") of the Company's newly issued Common Stock, par value $.01 per share (the "Common Stock").

                 1B.      Purchase and Sale of the Shares.  At the Closing,
subject to the terms and conditions set forth herein, the Company shall sell to Purchaser and Purchaser shall purchase from the Company, the Shares, free of all Liens (other than transfer restrictions imposed by federal or state securities laws), for an aggregate price of $10,000,000 (the "Purchase Price").

                 1C.      The Closing.  The closing of the purchase and sale of
the Shares (the "Closing") shall take place at the offices of Kirkland & Ellis, 655 Fifteenth Street, N.W., Washington, D.C. 20005 contemporaneously with the execution and delivery of this Agreement and the execution of the Stockholders Agreement and the Stock Purchase Warrant. Each of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant is conditioned upon, and shall only be effective upon, the consummation of the other agreements.

                 Section 2.  Deliveries at Closing.

                 2A.      The Company's Deliveries at Closing.  At or before
the Closing, the Company shall deliver to Purchaser all of the following:

                          (i) certified copies of the resolutions duly adopted by the board of directors (including all of the non-employee directors) of Company authorizing (a) the performance of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant by the Company, and (b) the consummation of all transactions contemplated by this Agreement, the Stockholders Agreement and the Stock Purchase Warrant by the Company;

                          (ii) a certified copy of the Certificate of Incorporation of the Company (the "Charter") as in effect at the Closing, a certified copy of the by-laws of the Company as in effect at the Closing (as amended as set forth in Exhibit 2A(ii) attached hereto, the

         "By-Laws") and a certificate of good standing of the Company from each jurisdiction in which the Company is qualified to do business as a domestic or foreign corporation dated within 5 days of the Closing;

                          (iii) a certified copy of the certificate of incorporation of each domestic Subsidiary as in effect at the Closing, a certified copy of the by-laws of each domestic subsidiary as in effect at the Closing and a certificate of good standing of each domestic Subsidiary from each jurisdiction in which such domestic Subsidiary is qualified to do business as a domestic corporation dated within 5 days of the Closing;

                          (iv) a legal opinion from Alston & Bird, L.L.P. as to the matters set forth in Exhibit 2A(iv) attached hereto;

                          (v) a legal opinion from Geltner & Associates, P.C. as to the matters set forth in Exhibit 2A(v) attached hereto with respect to J.A.P. Investment Group, Inc.;

                          (vi) an executed copy of this Agreement and all other related agreements, documents or certificates to which the Company is a party;

                          (vii) an executed copy of an amendment to the Company's 1998 Long-Term Incentive Plan in the form set forth in
         Exhibit 2A(vii) attached hereto;

                          (viii) stock certificates for the Shares registered in Purchaser's name;

                          (ix) certified copies of the resolutions duly adopted by the board of directors of Company electing Dr. Paul G. Stern as a "Class I" director of the Company and a member of the Compensation Committee of the board of directors of the Company;

                          (x) certified copies of the resolutions duly adopted by the board of directors of the Company electing Carl J. Rickertsen a member of the Stock Incentive Committee of the board of directors of the Company;

                          (xi) certified copies of the resolutions duly adopted by the board of directors or stockholders, as appropriate, of each domestic Subsidiary electing Carl J. Rickertsen to the board of directors of each such domestic Subsidiary;

                          (xii) a certificate from First Union National Bank Corporate Trust, as transfer agent for the Company, stating the number of outstanding shares of Common Stock; and

                          (xiii) a certificate from First Union National Bank Corporate Trust, as transfer agent for the Company, stating that (A) it shall place as of the date hereof a restriction on transfer on all Common Stock owned by any of Bruce M. Bowen, Kevin M.

         Norton or Patrick J. Norton, Jr. (including, without limitation, stock certificates numbered 12, 13, 90, 93, 95, 96, 187 and 190), and (B) it shall keep such restrictions in place until the legend set forth in the Stockholders Agreement is placed on such stock certificates.

                 2B.      Purchaser's Deliveries at the Closing.  At or before
the Closing, Purchaser shall:

                          (i) deliver to the Company certified copies of the resolutions duly adopted by the Purchaser authorizing (a) the performance of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant by Purchaser, and (b) the consummation of all transactions contemplated by this Agreement, the Stockholders Agreement and the Stock Purchase Warrant by Purchaser;

                          (ii)    pay via wire transfer of immediately
         available funds to a bank account designated by the Company an amount equal to the Purchase Price;

                          (iii) deliver to the Company an executed copy of this Agreement and all other related agreements, documents or certificates to which Purchaser is a party; and

                          (iv) deliver to the Company a legal opinion from Kirkland & Ellis as to the matters set forth in Exhibit 2B(iv) attached hereto.

                 Section 3.  Definitions.

                 3A.      Definitions.  For the purposes of this Agreement, the
following terms have the meanings set forth below:

                 "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and in the case of Purchaser shall include Thayer Equity Investors III, L.P. and any of its partners or Affiliates.

                 "Affiliated Group" means an "affiliated group" as defined in
Section 1504 of the Code, or any similar group defined under local, state or foreign Tax law for which the Company or any Subsidiary is or has been a member.

                 "Agreement" has the meaning set forth in the preface hereof.

                 "Approved Sale" has the meaning set forth in the Stockholders Agreement.

                 "By-Laws" has the meaning set forth in Section 2A(ii) hereof.

                 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                 "Charter" has the meaning set forth in Section 2A(ii) hereof.

                 "Closing" has the meaning set forth in Section 1C hereof.

                 "COBRA" has the meaning set forth in Section 5N(i) hereof.

                 "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                 "Common Stock" has the meaning set forth in Section 1A hereof.

                 "Company" has the meaning set forth in the preface hereof.

                 "Confidential Information" means any confidential or proprietary information regarding the Company and any Subsidiary, their Intellectual Property, their other assets or their operations.

                 "Credit Agreement" means the Credit Agreement between MLC Group, Inc. and First Union National Bank, N.A. (successor by merger to CoreStates Bank, N.A.), dated as of June 5, 1997, as amended by Amendment No. 1, dated September 5, 1997, as further amended by Amendment No. 2, dated December 19, 1997, and as further amended by Amendment No. 3, dated June 30, 1998, and as further amended from time to time.

                 "Disclosure Schedule" has the meaning set forth in
Section 5B(i) hereof.

                 "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation, each as amended and as now or hereafter in effect.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                 "GAAP" means United States generally accepted accounting principles.

                 "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse),
(vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, (viii) all obligations and liabilities under foreign-exchange or currency swap contracts or similar agreements designed to protect against fluctuations in currency values, (ix) all obligations and liabilities under or with respect to any interest rate swap, cap, collar, or similar agreement or arrangement designed to protect against fluctuations in interest rates, (x) all obligations under take or pay or, similar agreements or under commodities agreements, and (xi) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

                 "Intellectual Property" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

                 "IRS" means the United States Internal Revenue Service.

                 "Knowledge" shall mean, with respect to the Company, the actual knowledge or awareness after reasonable inquiry of Norton, Bruce M. Bowen, Thomas B. Howard, Jr., Steven J. Mencarini or Kleyton L. Parkhurst.

                 "Latest Balance Sheet" means the audited consolidated balance sheet as of March 31, 1998 for the Company and the Subsidiaries, which is contained in the Annual Report of the Company on Form 10-K as filed with the SEC for the Company's fiscal year ended March 31, 1998.

                 "Lease" has the meaning set forth in Section 5I(a) hereof.

                 "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                 "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind other than (i) mechanic's, materialmen's, and similar liens not yet delinquent, (ii) liens for Taxes not yet due and payable, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                 "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

                 "Material Adverse Effect" means any material adverse effect on the business, financial condition, operations, results of operations, employee relations, customer or supplier relations or assets of the Company and the Subsidiaries, taken as a whole; provided that any event, fact or circumstance which has had or has a reasonable likelihood in the future to have a material adverse effect on the business, financial condition, operations, results of operations, employee relations, customer or supplier relations or assets of the Company and the Subsidiaries, taken as a whole, shall also be deemed to have a Material Adverse Effect.

                 "Most Recent Financial Statements" means the unaudited consolidated financial statements as of June 30, 1998 for the Company and the Subsidiaries, which is contained in the Quarterly Report of the Company on Form 10-Q as filed with the SEC for the Company's fiscal quarter ended June 30, 1998.

                 "Norton" means Phillip G. Norton.

                 "Operating Budget" has the meaning set forth in Section 4A(i)(c) and Section 4A(i)(d) hereof.

                 "Ordinary Course of Business" means the ordinary course of the Company's and the Subsidiaries' businesses consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally).

                 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                 "Purchase Price" has the meaning set forth in Section 1B hereof.

                 "Purchaser" has the meaning set forth in the preface hereto.

                 "Real Property" has the meaning set forth in Section 5I(a) hereof.

                 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                 "SEC" means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

                 "SEC Reports" has the meaning set forth in Section 5E.

                 "Shares" has the meaning set forth in Section 1A hereof.

                 "Stock Purchase Warrant" means, collectively, the Stock Purchase Warrant, dated as of the date hereof, by the Company in favor of Purchaser, and any subsequent stock purchase warrant or stock purchase warrants in favor of Purchaser or any of its Affiliates issued pursuant to or in connection with the Stock Purchase Warrant, dated as of the date hereof, by the Company in favor of Purchaser.

                 "Stockholders Agreement" means the Stockholders Agreement, dated as of the date hereof, among the Company and certain of its stockholders.

                 "Subsidiary" means any Person with respect to which the Company (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other governing body.

                 "Tax" or "Taxes" means (i) any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additional amounts in respect of the foregoing and (ii) any Liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume of succeed to the liability of another Person.

                 "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 "Thayer Directors" has the meaning set forth in the Stockholders Agreement.

                 "Thayer Shares" has the meaning set forth in the Stockholders Agreement.

                 "Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

                 Section 4.  Covenants.

                 4A.      Financial Statements and Other Information.  The
Company shall deliver to Purchaser:

                          (i) copies of all financial statements and other documents, notices and information (including any management discussion and analysis of such financial statements or information) which the Company is required to (or actually does) deliver under the Credit Agreement, and giving effect to any subsequent waivers, amendments, modifications and terminations which do not materially reduce the scope or detail of, or increase the timing for, such delivery requirements, at the time such materials are required to be delivered thereunder, whether or not any Indebtedness is outstanding; provided that in no event shall delivery of such financial statements be on a basis which is less frequent than quarterly; and provided further that, to the extent the following financial statements and other documents, notices and information are not included among the foregoing items, and whether or not such financial statements and other documents, notices and information are required to be delivered under the Credit Agreement:

                                  (a)      promptly upon its availability, and
                 in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year, an unaudited consolidated balance sheet of the Company and the Subsidiaries as of the end of such quarter, an unaudited consolidated statement of cash flow of the Company and the Subsidiaries as of the end of such quarter and for the interim period, and an unaudited consolidated statement of income or loss of the Company and the Subsidiaries for the interim period;

                                  (b)      promptly upon its availability, and
                 in any event within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of the Company and the Subsidiaries as of the end of such fiscal year, an audited consolidated statement of income or loss of the Company and the Subsidiaries for such fiscal year, and an audited consolidated statement of cash flow of the Company and the Subsidiaries as of the end of such fiscal year, all accompanied by an opinion thereon of the Company's certified independent accountants, such balance sheet, statement of income or loss and statement of cash flow to include a comparison of such fiscal year with the immediately preceding fiscal year;

                                  (c)      promptly upon its availability, and
                 in any event prior to December 31, 1998, an operating budget prepared on a monthly basis for the Company and the Subsidiaries for the five fiscal quarters ending March 31, 1998 and approved by the board of directors of the Company (the "Operating Budget");

                                  (d)      promptly upon its availability, and
                 in any event at least 2 months prior to the beginning of each fiscal year (beginning with the fiscal year beginning on April 1, 1999), an annual operating budget prepared on a monthly basis for the Company and the Subsidiaries for such fiscal year and approved by the board of directors of the Company (also, the "Operating Budget");

                                  (e)      promptly upon its availability, and
                 in any event no more than 10 days after the end of each calender month (beginning with the month ending April 30, 1999), an update of the then current Operating Budget which includes updated projections and forecasts.

                          (ii) to the extent not provided under clause (i) above, promptly (but in any event within thirty business days) after the discovery or receipt of notice of any default under any agreement to which it or any Subsidiary is a party or any other event or circumstance affecting the Company or any Subsidiary (including without limitation the filing of any litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), which default, event or circumstance would have a Material Adverse Effect, a certificate from the Company specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto;

                          (iii) to the extent not provided under clause (i) above, concurrently with the transmission or release thereof, copies of all press releases made available generally by the Company to the public concerning material developments in the Company's or any Subsidiary's business;

                          (iv) within ten days after transmission thereof, copies of all registration statements, proxy statements and all regular, special or periodic reports which the Company files, or, to the Company's Knowledge, any of its officers or directors file with respect to the Company, with the SEC or with any securities exchange on which any of its securities are then listed; and

                          (v) to the extent not provided under clause (i) above, with reasonable promptness, such other information and financial data concerning the Company as Purchaser may reasonably request.

Each of the documents, notices and information referred to in this Section 4A (other than financial statements and the Operating Budget) shall be true and correct in all material respects and each of the financial statements referred to in this Section 4A shall be prepared in accordance with GAAP and shall present fairly the consolidated financial position, cash flows and results of operations of the Company and the Subsidiaries as of the dates and for the periods stated therein; provided, however, that the unaudited financial statements are subject to changes resulting from normal year-end audit adjustments (none of which would have a Material Adverse Effect) and may lack footnotes and other presentation items.

                 4B.      Restrictions.  Without the prior written consent of
Purchaser, the Company shall not, and shall cause each Subsidiary not to:

                          (i) until the first anniversary of the Closing, directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities;

                          (ii) authorize, issue, sell or enter into any "anti-takeover" measure or agreement, including, without limitation, providing for the issuance or sale (contingent or otherwise) of securities or other rights which would have the effect of materially increasing the cost or difficulty of a Person of acquiring (via purchase, merger or otherwise) the securities or assets of the Company or any Subsidiary (i.e., a "poison pill"); or

                          (iii) enter into any transaction with any of its officers, directors, employees or Affiliates or any individual related by blood or marriage to any such Person or any entity in which any such Person or individual owns a beneficial interest, except to the extent that (a) such transaction is at arms-length and on terms that are obtainable from unrelated third parties, (b) the Company notifies the Purchaser in writing at least 5 business days prior to entering into such transaction and (c) such transaction involves consideration or has a value of less than $150,000.

                 4C.      Public Disclosures. Except, in each case, to the
extent required by law or the rules of any relevant stock exchange, neither the parties hereto, nor the subsidiaries or Affiliates of any of them, shall make any public announcement after the Closing relating to the other party, this Agreement, the Stockholders Agreement, the Stock Purchase Warrant or the consummation of any of the transactions contemplated by this Agreement, the Stockholders Agreement or the Stock Purchase Warrant (including any exercise of a Stock Purchase Warrant) without the prior consent of the other party, which consent shall not be unreasonably withheld. The text of any such public announcement which any party proposes to make shall be submitted to the other party not less than three business days before the day on which the announcement is to be made.

                 4D.      Use of Proceeds. The Company shall use the proceeds
of the sale of the Shares to finance growth and acquisitions.

                 4E.      Payment of Bonuses to Norton. The Company hereby
agrees to withhold and not pay to Norton any bonus otherwise due to him under any employment, consulting or other similar agreement between the Company and any Subsidiary and him if the Company is at the time or had been within the preceding two years in default of its obligations under Section 4A(i)(c), 4A(i)(d) or 4A(i)(e) and such default in the case of Section 4A(i)(c) or 4A(i)(d) remains or remained uncured for 20 business days and in the case of
Section 4A(i)(e) remains or remained uncured for 5 business days.

                 4F.      Confidentiality.   Purchaser will treat and hold as
confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, the Stock Purchase Agreement, the Stock Purchase Warrant, the Stockholders Agreement and the Purchaser's ownership of Common Stock hereunder and thereunder. In the event that Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Purchaser will notify the Company promptly of the request or requirement so that such Stockholder may seek an appropriate protective order or waive compliance with the provisions of this Section 4F. If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Purchaser may disclose the Confidential Information to the tribunal; provided, however, that Purchaser shall use reasonable efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure. Notwithstanding anything herein to the contrary, Purchaser may provide Confidential Information to any Person if Purchaser deems necessary or desirable in connection with any transfer or proposed transfer of Purchaser's Common Stock so long as such Persons have entered into appropriate confidentiality arrangements with Purchaser (which shall name the Company as an intended beneficiary).

                 4G.      Filings.   The Company and Purchaser shall make all
filings required to be made with the SEC, any stock exchange in which the Common Stock is listed and all other governmental or quasi-governmental entities in connection with the consummation of the transactions contemplated hereby and under the Stockholders Agreement and the Stock Purchase Warrant. All such filings shall be in compliance with all applicable laws, regulations, rules and ordinances of all applicable stock exchanges and governmental and quasi-governmental entities in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they shall be made not misleading.

                 4H.      Mergers or Consolidations.   If the Thayer Directors
do not vote in favor of an acquisition, merger, consolidation or other transaction involving any Person pursuant to Section 4J(ii), neither Purchaser nor its Affiliates shall acquire (via stock purchase, asset purchase, merger, recapitalization, share exchange, consolidation or other transaction) or make an investment in such Person within two years after the date on which the Board of Directors of the Company voted on such acquisition, merger, consolidation or other transaction.

                 4I. Material Decisions. The Company shall not make any material employment, termination or compensation decision regarding the chief executive officer, the president, the executive vice president, the chief financial officer or the chief operating officer of the Company or any Subsidiary without the prior consent of the board of directors of the Company or any Subsidiary, as applicable.

                 4J.      Super Majority Board Approval.  Without the prior
consent of at least 65% of the members of the Board of Directors of the Company, the Company shall not, and shall cause each Subsidiary not to:

                          (i) make any capital expenditures for purchases of property or equipment (other than capital expenditures for property or equipment to be leased or sold in the Ordinary Course of Business) which shall cause the Company's and the Subsidiaries' expenditures for any fiscal year to exceed by more than 10% the amount set forth for capital expenditures for purchases of property and equipment (other than capital expenditures for property and equipment to be leased or sold in the Ordinary Course of Business) in the applicable Operating Budget;

                          (ii) acquire (via stock purchase, asset purchase, merger, recapitalization, share exchange, consolidation or other transaction) or make an investment in any Person or permit any Subsidiary to acquire (via stock purchase, asset purchase, merger, recapitalization, share exchange, consolidation or other transaction) or make an investment in any Person; provided that Company or any Subsidiary may acquire (via stock purchase, asset purchase, merger, recapitalization, share exchange, consolidation or other transaction) or make an investment in any Person without the consent of at least 65% of the members of the Board of Directors of the Company so long as such transaction involves consideration or has a value of less than $5,000,000; or

                          (iii) except in the Ordinary Course of Business, sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 20% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP consistently applied, or fair market value, determined by the Board of Directors of the Company in its reasonable good faith judgment) in any transaction or series of related transactions.

                 4K.      Compensation Committee.  Without the prior consent of
at least 51% of the members of the Compensation Committee of the Board of Directors of the Company, the Company shall not, and shall cause each Subsidiary not to:

                          (i) grant any stock option, stock appreciation right, restricted stock or other stock based compensation to any officer, employee, director or consultant of the Company or any Subsidiary other than pursuant to the 1998 Long-Term Incentive Plan or the Employee Share Purchase Plan, each as in effect on the date of this Agreement; or

                          (ii) accelerate the vesting of or remove any restrictions upon any stock option, stock appreciation right, restricted stock or other stock based compensation except as specifically required under the terms of such stock option, stock appreciation right, restricted stock or other stock based compensation.

                 4L. Determination Letter. As soon as possible following the Closing (but in no event later than two months thereafter), the Company shall cause to be submitted to the IRS an application for a determination that the MLC Group, Inc. 401(k) Plan is qualified under Section 401(a) of the Code, and shall take any and all actions as may be required by the IRS (including, but not limited to, entering into a closing agreement) in order to cause the IRS to issue such a determination.

                 4M.      Transfer Agent Restriction.  The Company shall cause
First Union National Bank Corporate Trust, as transfer agent for the Company, to (i) place as of the date hereof a restriction on transfer on all Common Stock owned by any of Bruce M. Bowen, Kevin M. Norton or Patrick J. Norton, Jr. (including, without limitation, stock certificates numbered 12,

13, 90, 93, 95, 96, 187 and 190), and (ii) keep such restrictions in place until the legend set forth in the Stockholders Agreement is placed on such stock certificates

                 Section 5. Representations and Warranties of the Company. As a material inducement to Purchaser to enter into this Agreement and purchase the Shares hereunder, the Company hereby represents and warrants as of the date hereof as follows:

                 5A.      Organization, Corporate Power and Licenses. The
Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify would not have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement, the Stockholders Agreement and the Stock Purchase Warrant.

                 5B.      Capitalization and Related Matters.

                          (i)     As of immediately before the Closing, the
authorized capital stock of the Company shall consist of: (x) 2,000,000 shares of Preferred Stock, $.01 per share par value, of which zero shares are issued and outstanding, and (y) 25,000,000 shares of Common Stock, $.01 per share par value, of which 6,348,603 shares are issued and outstanding. As of immediately before the Closing, neither the Company nor any Subsidiary shall have outstanding any capital stock, options, convertible securities, securities or rights containing any profit participation features, or any stock appreciation right or phantom stock plan, except as set forth on Section 5B of the Disclosure Schedule attached hereto (the "Disclosure Schedule"). Section 5B of the Disclosure Schedule accurately sets forth the following information with respect to all outstanding options and rights to acquire the Company's and the Subsidiaries' capital stock: the holder, the number of shares covered, the exercise price and the expiration date. As of immediately before the Closing, neither the Company nor any Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth on Section 5B of the Disclosure Schedule. As of the Closing, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

                          (ii)    There are no statutory or, to the Company's
Knowledge, contractual stockholders' preemptive rights or rights of refusal with respect to the issuance of the Shares. Assuming Purchaser's representations and warranties set forth in Section 6 are true and correct as of the date hereof, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Shares do not require registration under the Securities Act or any applicable state securities laws. To the Company's Knowledge, other than the Stockholders

Agreement and the Stock Purchase Warrant, there are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

                 5C.      Subsidiaries.  Section 5C of the Disclosure Schedule
correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation or under which it was formed and the Persons owning the outstanding securities of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was formed, possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted in the future, and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify except where the failure to so qualify would not have a Material Adverse Effect. All of the outstanding securities of a Subsidiary which are owned by the Company or another Subsidiary are owned free and clear of any Lien and are not subject to any option or right to purchase any such shares. Except as set forth in Section 5C of the Disclosure Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

                 5D.      Authorization; No Breach.  The execution, delivery
and performance of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant by the Company have been duly authorized by the Company. Each of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant, when it is executed by the other parties thereto, will constitute a valid and binding obligation of the Company enforceable in accordance with its respective terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity. Except as set forth in Section 5D of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant, the offering, sale and issuance of the Shares hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Company's or any Subsidiaries' securities or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, (A) the Charter, the By-Laws or the constituting documents of any Subsidiary, (B) any law, statute, rule or regulation to which the Company or any Subsidiary is subject, or (C) any material agreement or instrument, or any order, judgment or decree to which the Company or any Subsidiary is subject, except in the case of
(B) and (C) were such conflict, default or violation would not have a Material Adverse Effect.

                 5E.      SEC Documents and Financial Statements.  The Company
has heretofore delivered to Purchaser each of the following:

                          (i) Annual Report of the Company on Form 10-K as filed with the SEC for the Company's fiscal year ended March 31, 1998; and

                          (ii) Quarterly Report of the Company on Form 10-Q as filed with the SEC for the fiscal quarter of the Company ended June 30, 1998.

Each of the foregoing documents (the "SEC Reports") did not at the time it was filed with the SEC, and except as set forth on Schedule 5E of the Disclosure Schedule or a subsequent SEC Report, do not as of the date hereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, or are now made, respectively, not misleading. All of the financial statements contained in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial position of the Company and the Subsidiaries as of such dates and the results of operations and cash flows of the Company and the Subsidiaries for such periods, and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (none of which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect) and lack footnotes and other presentation items.

                 5F.      Reports with the SEC.  The Company and the
Subsidiaries have made all filing with the SEC which they are required to make (including without limitation all required filings under the Securities Act and the Exchange Act), and have not received any request from the SEC to file any amendment or supplement to any of the reports filed with the SEC. Section 5F of the Disclosure Schedule sets forth all substantive correspondence between the SEC and the Company concerning or relating to Securities Act or Exchange Act compliance.

                 5G.      Absence of Undisclosed Liabilities. The Company and
the Subsidiaries have no Liabilities except (i) obligations under executory contracts or commitments described in Section 5R of the Disclosure Schedule or under executory contracts and commitments which are not required to be disclosed thereon (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the liabilities side of the Latest Balance Sheet and (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability resulting from, arising out of, or relating to any breach of contract, breach of warranty, tort, infringement or violation of law or environmental matter, including those arising under Environmental and Safety Requirements).

                 5H.      Absence of Certain Developments. Except as set forth
on Section 5H of the Disclosure Schedule or expressly contemplated by this Agreement, since the date of the Latest

Balance Sheet, (i) neither the Company nor any Subsidiary has suffered an event which would have a Material Adverse Effect, (ii) the businesses of the Company and the Subsidiaries have been operated only in the Ordinary Course of Business, (iii) there has not been any material loss of, or material reduction in the amount of business done with, or any threat or such material loss or reduction by, any key customer of the Company or any Subsidiary, or any material loss or threatened loss of any source of supply for goods or services to the Company or any Subsidiary that is material to its business and (iv) neither the Company nor any Subsidiary has taken any of the following actions:

                          (a) amended its certificate of incorporation or by-laws;

                          (b) (w) split, combined or reclassified any of its respective capital stock, (x) declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (y) issued or sold any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, shares of its capital stock, or (z) redeemed, purchased or otherwise acquired directly or indirectly any capital stock;

                          (c) (x) acquired, sold, licensed, leased or disposed of any property, including real property and Intellectual Property (except in the Ordinary Course of Business), or (y) entered into any commitment or transaction which individually or in the aggregate would be material to the Company or any of the Subsidiaries;

                          (d) (w) incurred or assumed any Indebtedness in excess of $500,000 in the aggregate, (x) made any material loans, advances or capital contributions to, or investments in, any other Person, (y) pledged or otherwise encumbered shares of capital stock, or (z) mortgaged or pledged any of its material assets, or create any Liens with respect thereto;

                          (e) (x) acquired (by merger, consolidation, acquisition of stock or assets, or otherwise) any Person or division thereof or any equity interest therein, (y) entered into any contract or agreement which would be material to the Company and the Subsidiaries, or (z) authorized any new capital expenditure or expenditures which, in the aggregate, are in excess of $500,000;

                          (f) changed any of the accounting methods used unless required by GAAP;

                          (g) adopted or amended in any material respect any collective bargaining agreement;

                          (h) filed any amended Tax Return, surrendered any right to claim a refund of Taxes or take any similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action or omission would have the effect of increasing the present or future tax liability or decreasing any present or future Tax asset of the Company, Purchaser or any Affiliate of Purchaser; or

                          (i) authorized or entered into an agreement, whether in writing or otherwise, to do any of the actions prohibited above.

         5I.      Properties.

                  (a) Attached as Schedule 5I is a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Real Property"). The Company has a good and valid leasehold interest in and to all of the Real Property, subject to no Liens. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, would become a default under any Lease. Except as described on Schedule 5I, no consent, waiver, approval or authorization is required form any landlord under any Lease as a result of the execution of this Agreement, the Stockholders Agreement, the Stock Purchase Warrant or the consummation of the transactions contemplated hereby or thereby.

                  (b) The Real Property constitutes all of the real property owned, lease, occupied or otherwise utilized in connection with the business of the Company and its Subsidiaries. Other than the Company and the Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. All improvements located on the Real Property have direct access to a public road adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

                  (c) There are no proceedings in eminent domain or other similar proceedings pending or, to the Knowledge of the Company, threatened, affecting any portion of the material Real Property owned or leased by the Company or any Subsidiary. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any such Real Property. The current use of the Real Property does not violate in any material respect any instrument of record or agreement affecting such Real Property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Real Property that affects such Real Property or the use or occupancy thereof, except a violation which would not have a Material Adverse Effect. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, has had or will have a Material Adverse Effect.

                 5J.      Assets. Except as set forth on Section 5J of the
Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material Real Property and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for sales of inventory in the Ordinary Course of Business since the date of the Latest Balance Sheet. Except as described on the Section 5J of the Disclosure Schedule, the assets are in good operating condition in all material respects, reasonable wear and tear excepted, and are fit for use in the Ordinary Course of Business. The Company and the Subsidiaries validly own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted.

                 5K.      Tax Matters. Except as set forth on Section 5K of the
Disclosure Schedule:

                          (i) the Company, the Subsidiaries and each Affiliated Group have timely filed all material Tax Returns which are required to be filed, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in all material respects in compliance with applicable law;

                          (ii) except for Taxes less than $25,000 in the aggregate which are being contested in good faith and by appropriate proceedings (with respect to which adequate reserves have been established and are being maintained in accordance with GAAP), all Taxes due and payable by the Company, the Subsidiaries and each Affiliated Group, whether or not shown on a Tax Return, have been paid by the Company, the Subsidiaries and each Affiliated Group, respectively, and no Taxes are delinquent;

                          (iii) the amount accrued as a current liability for taxes on the Latest Balance Sheet shall be sufficient to pay in full all Taxes for taxable periods (or portions thereof) of the Company, Subsidiaries and each Affiliated Group ending on or before the date of the Latest Balance Sheet, whether or not such Taxes are due on or before such date and, since the date of the Latest Balance Sheet, the Company has not incurred any Liability for Taxes other than in the Ordinary Course of Business;

                          (iv) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company, any Subsidiary or any Affiliated Group and neither the Company, any Subsidiary, nor any Affiliated Group reasonably expect any taxing authority to claim or assess any additional Taxes in respect of the Company or any Subsidiary for any period, except in each case which, if adversely determined, would not have a Material Adverse Effect;

                          (v) the Company and the Subsidiaries have not been members of an Affiliated Group, other than one in which the Company was the ultimate parent, and the Company and the Subsidiaries have no liability for Taxes of any Person other than under Treasury Regulations Section 1.1502-6 or any similar provision of local, state or foreign Tax law;

                          (vi) the Company, the Subsidiaries and each Affiliated Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

                          (vii) the Company and the Subsidiaries have not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; and no Affiliated Group has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority with respect to a taxable period during which the Company or any Subsidiary was a member of the Affiliated Group;

                          (viii) the Company and the Subsidiaries are not a party to or bound by any Tax allocation or Tax sharing agreement and have no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

                          (ix) the Company, each Subsidiary and each Affiliated Group have not made any payments, and are not and will not become obligated (under any contract entered into on or before the Closing) to make any payments, that will be non-deductible under
         Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

                 5L.      Brokerage.  Except as set forth in Section 5L of the
Disclosure Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary. The Company shall pay, and hold Purchaser harmless against, any Liability, Loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                 5M.      Employees. Except as set forth on Section 5M of the
Disclosure Schedule, to the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company or any Subsidiary has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company or any Subsidiary. Except as set forth in Section 5M of the Disclosure Schedule, no organizational effort is presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to any employees of the Company or any Subsidiary and none of their employees are represented by any labor union. Except as set forth in Section 5M of the

Disclosure Schedule and, in each case, where the failure to comply would not have a Material Adverse Effect, the Company and the Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice and, to the Knowledge of the Company, there is no reasonable basis for any unfair labor practice complaint or claim to be asserted against the Company or any Subsidiary, and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary. The Company and the Subsidiaries have no labor contracts with any representative of any of the Company's or any Subsidiary's employees.

                 5N.      ERISA.

                          (i)     Except as set forth on Section 5N of the
Disclosure Schedule, with respect to current or former employees of the Company or any Subsidiary, the Company and the Subsidiaries do not maintain or contribute to or have any actual or potential liability with respect to any (a) deferred compensation or bonus or retirement plans or arrangements, (b) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), or (c) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and neither the Company nor any of its Subsidiaries has ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans, arrangements, programs and agreements referred to in the preceding two sentences are referred to collectively as the "Plans." The Company does not maintain or contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, or to any other Person, other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

                          (ii)    Except as set forth on Section 5N of the
Disclosure Schedule attached hereto, the Plans (and related trusts and insurance contracts) set forth on Section 5N of the Disclosure Schedule comply in form and in operation with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof. All contributions, premiums or payments which are due on or before the Closing Date under each Plan have been paid. Each Plan which is intended to be qualified under Section 401(a) of the Code has received from the Internal Revenue Service a determination letter stating that such Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Plan.

                          (iii)   All required reports and descriptions
(including Form 5500 annual reports, summary annual reports and summary plan descriptions) with respect to the Plans set forth on Section 5N of the Disclosure Schedule have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company has complied with the requirements of COBRA.

                          (iv)    With respect to each Plan set forth on
Section 5N of the Disclosure Schedule attached hereto, (a) there have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code, (b) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans, and (c) no actions, investigations, suits or claims with respect to the Plans or assets thereof (other than routine claims for benefits) are pending or threatened, and the Company has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

                          (v)     With respect to each of the Plans listed on
Section 5N of the Disclosure Schedule attached hereto, the Company has furnished to Purchaser true and complete copies of (a) the current plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (b) the Form 5500 annual report (including all schedules and other attachments) for the most recent three years, (c) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (d) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

                          (vi)    The Company has not incurred and has no
Knowledge of any basis upon which it could reasonably incur any Liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any member of its "controlled group" (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

                 5O.      Compliance with Laws. The Company and the
Subsidiaries are, and at all times have been, in compliance with all applicable laws, regulations and ordinances of any governmental entity, and no claims have been filed against the Company or any Subsidiary alleging a violation of any such laws or regulations, and the Company and the Subsidiaries have not received notice of any such violations, except, in each case, where the failure to comply would not have a Material Adverse Effect.

                 5P.      Environmental, Health, and Safety Matters.  Except as
set forth in Section 5P of the Disclosure Schedule:

                          (i) the Company, the Subsidiaries and their respective Affiliates have complied and are in compliance with all Environmental and Safety Requirements (including without limitation all permits and licenses required thereunder).

                          (ii) the Company, the Subsidiaries and their respective Affiliates have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental and Safety Requirements;

                          (iii) none of the following exists at any property or facility owned or operated by the Company or any Subsidiary or any of their respective Affiliates: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments, or disposal areas;

                          (iv) neither the Company, any Subsidiary nor any of their predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including without limitation any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the CERCLA, the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements;

                          (v) neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements;

                          (vi) the Company, the Subsidiaries and their Affiliates have not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Liability, including without limitation any Liability for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements; and

                          (vii) no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, any Subsidiary or any ot their predecessors of Affiliates will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective Liabilities pursuant to Environmental and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental and Safety Requirements, including without limitation any Liability relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage;

except, in each case, where the failure to comply would not have a Material Adverse Effect.

                 5Q.      Affiliated Transactions. Except for those agreements
or transactions listed on Section 5Q of the Disclosure Schedule or contemplated by this Agreement, neither the Company nor any Subsidiary has (i) paid, loaned or advanced any amount to, (ii) sold, transferred or leased any properties or assets to or (iii) entered into or continued any agreement, arrangement or understanding (written or otherwise) with, any of its officers, directors, employees or Affiliates or any individual related by blood, marriage or adoption to any such Person or entity in which any such Person owns a beneficial interest.

                 5R.      Contracts and Commitments. Section 5R of the
Disclosure Schedule lists the following agreements to which the Company or any Subsidiary is a party or by which any of their assets are bound:

                          (i) any indenture, mortgage, note, bond or other evidence of Indebtedness, any loan, security, credit, factoring or similar agreement under which the Company or any Subsidiary has borrowed or may borrow money or issued any note, bond, indenture or other evidence of Indebtedness for more than $10,000 individually or $25,000 in the aggregate or under which the Company or any Subsidiary has imposed (or may impose) a Lien on any of its respective assets, tangible or intangible (except for non- recourse notes relating to specific leases entered into by the Company or any Subsidiary in the Ordinary Course of Business, in which case, the Company has made available to Purchaser a sample of such notes);

                          (ii) any confidentiality, non-solicitation or non-competition agreement or any agreement which restricts, limits or prohibits the Company or any Subsidiary from entering into any new, or expanding any existing, line of business or any agreement which contains geographic or other limitations, prohibitions or restrictions on the Company's or any Subsidiary's ability to conduct business activities;

                          (iii) any agreement under which the Company or any Subsidiary could have Liabilities after the Closing with any current or former directors, officers, and employees in the nature of an employment agreement, a consulting agreement or a severance agreement;

                          (iv) any agreement under which the Company or any Subsidiary could have Liabilities in the future relating to the acquisition or disposition of material assets or properties by way of merger, consolidation, purchase, sale or otherwise, or granting to any Person a right at such Person's option to purchase or acquire any material asset or property, of the Company or any Subsidiary or any interest therein (not including dispositions of inventory in the Ordinary Course of Business);

                          (v)     any agreement for the construction,
         acquisition or modification of any land, building, structure, improvement, fixture or other fixed asset, or for the incurrence of any other capital expenditure involving amounts in excess of $500,000 in the aggregate;

                          (vi) any agreement with the Company or any Subsidiary, on the one hand, and any officer, director, employee or Affiliate of the Company or any Subsidiary, on the other hand; and

                          (vii) any agreement not otherwise required to be disclosed pursuant to this Section 5R the consequences of a default or termination thereunder would have a Material Adverse Effect.

The Company has made available to Purchaser a correct and complete copy of each written agreement listed in Section 5R of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement listed in
Section 5R of the Disclosure Schedule. Except as set forth in Section 5R of the Disclosure Schedule, all such agreements are valid, binding and enforceable obligations of the Company, as applicable, in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity. Neither the Company nor any Subsidiary is in default in the observance or the performance of any material term or obligation to be performed by it under any such agreement, and to the Knowledge of the Company, no other Person is in default in the observance or the performance of any material term or obligation to be performed by such Person under any such agreement, except where such default would not have a Material Adverse Effect.

                 5S.      Intellectual Property.

                          (i)     Section 5S of the Disclosure Schedule
contains a complete and accurate list of all (a) patented or registered Intellectual Property owned by the Company or any Subsidiary, (b) pending patent applications and applications for registrations of other Intellectual Property filed by the Company or any Subsidiary, (c) material unregistered trade names and corporate names owned or used by the Company or any Subsidiary and (d) material unregistered trademarks, service marks, copyrights, and computer software owned or used by the Company or any Subsidiary. Section 5S of the Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Intellectual Property and all material licenses and other rights granted by any third party to the Company or any Subsidiary with respect to any Intellectual Property, in each case identifying the subject Intellectual Property. All of the material licenses set forth in
Section 5S of the Disclosure Schedule are valid and binding obligations of the Company or any Subsidiary, and to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company or any Subsidiary, and to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity.

                          (ii)    Except as set forth in Section 5S the
Disclosure Schedule, the Company or a Subsidiary owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the businesses of the Company and the Subsidiaries as presently conducted.

                 5T.      Litigation.  Except as set forth in Section 5T of the
Disclosure Schedule, there are no actions, suits, complaints, charges, proceedings, orders, investigations or claims (i) pending other than those filed but not yet served on the Company or any Subsidiary or, (ii) to the Company's Knowledge, threatened against the Company, any Subsidiary or any of their assets or properties which, if adversely determined, would have a Material Adverse Effect.

                 5U.      Year 2000.  To the Knowledge of the Company,

                          (i) none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving
         (a) date-related data from, into and between the twentieth and twenty-first centuries or (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries;

                          (ii) none of the products and services sold, licensed, leased, rendered, or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (a) date-related data from, into and between the twentieth and twenty-first centuries or (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and, accordingly, neither the Company nor any of its Subsidiaries is or will be subject to any claim, demand, action, suit, liability, damage, material loss, or material expense arising from, or related to, circumstances where such products and services malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing or receiving (x) date-related data from, into and between the twentieth and twenty-first centuries or (y) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and

                          (iii) neither Company nor any of its Subsidiaries has made any other representations or warranties regarding the ability of any product or service sold, licensed, leased, rendered, or otherwise provided by Company or by any of its Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (a) date-related data from, into and between the twentieth and twenty-first centuries and (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                 5V.      Disclosure.  Neither this Agreement nor the
Disclosure Schedule or any statements, documents, certificates or other items prepared or supplied to Purchaser by or on behalf of the Company or any Subsidiary as set forth in or required under this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

                 Section 6. Representations and Warranties of Purchaser. As a material inducement to the Company to enter into this Agreement and sell the Shares, Purchaser hereby represents and warrants as of the date hereof as follows:

                 6A.      Organization and Power of Purchaser.  Purchaser is a
limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify.

                 6B.      Authorization; No Breach.  The execution, delivery
and performance of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant by Purchaser have been duly authorized by Purchaser. Each of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant, when it is executed by the other parties thereto, will constitute a valid and binding obligation of Purchaser enforceable in accordance with its respective terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity. The execution and delivery by Purchaser of this Agreement, the Stockholders Agreement and the Stock Purchase Warrant, the purchase of the Shares hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon Purchaser's securities or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, (A) the constituting documents of Purchaser, (B) any law, statute, rule or regulation to which Purchaser is subject, or (C) any material agreement or instrument, or any order, judgment or decree to which Purchaser is subject, except in the case of (B) and (C) were such conflict, default or violation would not have a material adverse effect on Purchaser.

                 6C.      Brokerage.  There are no claims for brokerage
commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement binding upon Purchaser for which the Company or the Subsidiaries could become liable. Purchaser shall pay, and hold the Company harmless against, any Liability, Loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                 6D.      Purchaser's Investment Representations.  Purchaser
hereby represents that it is acquiring the Shares purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent Purchaser and subsequent holders of Shares from transferring such securities in compliance with the applicable federal and state securities laws, subject to the provisions of the Stockholders Agreement.

                 Section 7.  Termination.

                 7A.      Termination.  All rights of Purchaser and obligations
of the Company to the Purchaser under Section 4B shall terminate upon Thayer Shares constituting less than 5% of the issued and outstanding Common Stock, and such sections shall remain terminated even if Purchaser, its Affiliates and any holders of Thayer Shares later own in the aggregate 5% or more of the issued and outstanding Common Stock; provided that the limited partners of Thayer Equity Investors III, L.P. shall not be treated as Affiliates of Thayer or the holders of Thayer Shares for the purposes of this Section 7A. Except with respect to the representations and warranties contained herein, all other rights of Purchaser and obligations of the Company to Purchaser shall terminate upon the first to occur of (i) there being no Thayer Shares, and (ii) the consummation of an Approved Sale.

                 Section 8.  Representations and Warranties.

                 8A.      Survival of Representations and Warranties.  All
representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue in full force and effect until thirty days after the Company delivers to Purchaser audited financial statements of the Company and the Subsidiaries as set forth in Section 4A(i)(b) for the fiscal year ending March 31, 1999.

                 8B.      Indemnification.  Notwithstanding anything herein to
the contrary, the Company shall not be liable for any inaccuracy of any representation or warranty contained herein unless all such inaccuracies, in the aggregate, shall have a Material Adverse Effect, provided that for the purpose of determining any inaccuracy of a representation or warranty, any qualification as to materiality or Material Adverse Effect contained therein shall be ignored.

                 Section 9.  Miscellaneous.

                 9A.      Expenses.  The Company shall pay all out-of-pocket
fees and expenses (including reasonable attorneys fees) of the Company and the Purchaser incurred in connection with this Agreement, the Stockholders Agreement, the Stock Purchase Warrant and the transactions contemplated hereby and thereby.

                 9B.      Consent to Amendments.  Except as otherwise expressly
provided herein, the provisions of this Agreement may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of Purchaser. No other course of dealing between the Company and Purchaser or any delay in exercising any rights hereunder or under the Stockholders Agreement or the Stock Purchase Warrant shall operate as a waiver of any rights of any such holders.

                 9C.      Successors and Assigns.  Except as otherwise
expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Purchaser and their respective permitted successors and assigns, provided, however that Purchaser shall not assign this Agreement or any of the rights or interests hereunder (except any right or interest directly related to the ownership of the Shares) to any Person other than an Affiliate of Purchaser within two years of the date hereof.

                 9D.      Severability.  Whenever possible, each provision of
this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                 9E.      Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                 9F.      Descriptive Headings; Interpretation.  The
descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                 9G.      Governing Law.  All issues and questions concerning
the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto (including the Disclosure Schedule) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                 9H.      Notices.  All notices, demands or other
communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) on the day following the date on which the same shall have been sent to the recipient by reputable overnight courier service (charges prepaid), (iii) when delivered via facsimile (with appropriate confirmation of receipt), or (iv) on the third day following the date on which the same shall have been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Purchaser and to the Company at the addresses indicated below:

                 If to Purchaser:

                 c/o Thayer Equity Investors III, L.P.
                 1455 Pennsylvania Avenue, Suite 350
                 Washington, DC 20004
                 FAX:             202-371-0391
                 Attention:       Carl J. Rickertsen

                 with a copy to:

                 Kirkland & Ellis
                 655 Fifteenth Street, N.W., Suite 1200
                 Washington, DC  20005-5793
                 FAX:             202-879-5200
                 Attention:       Jack M. Feder, Esq.

                 If to the Company:

                 MLC Holdings, Inc.
                 11150 Sunset Hills Road, Suite 110
                 Reston, VA 20190-5321
                 FAX:             703-834-5718
                 Attention:       Phillip G. Norton
                 with a copy to:

                 Alston & Bird, LLP
                 601 Pennsylvania Avenue, N.W.
                 North Building, 11th Floor
                 Washington, DC 20004
                 FAX:             202-508-3333
                 Attention:       Frank M. Conner, III, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                 9I.      No Strict Construction.  The parties hereto have
participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                 9J.      Entire Agreement.  This Agreement (including the
Disclosure Schedule and the exhibits attached hereto), the Stockholders Agreement and the Stock Purchase Warrant embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                                 [END OF PAGE]
                            [SIGNATURE PAGE FOLLOWS]

                 IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement on the date first written above.

                                        MLC HOLDINGS, INC.



                                        By: /s/ BRUCE M. BOWEN
                                            ------------------------------------
                                            Name:   Bruce M. Bowen
                                            Title:  Executive Vice President


                                        TC LEASING, LLC

                                        By:      THAYER EQUITY INVESTORS III,
                                                 L.P., its managing member

                                        By:      TC EQUITY PARTNERS, L.L.C.,
                                                 its general partner



                                        By: /s/ JEFFREY W. GOETTMAN
                                            ------------------------------------
                                            Name:  Jeffrey W. Goettman
                                            Title: Member